Exhibit 99.1

RESOLUTE ENERGY CORPORATION PROVIDES PRODUCTION AND COST

GUIDANCE; ANNOUNCES 2012 CAPITAL BUDGET; REPORTS 2011 RESERVES

AND PRODUCTION

— Production Expected to Increase by 15% over 2011 —

— 82% of Year-End Proved Reserves are Crude Oil —

— Fourth Quarter and Full Year 2011 Earnings Results Conference Call

Scheduled for March 12, 2012 —

— Company to Present at Raymond James 33rd Institutional Investors Conference

on March 6, 2012 —

Denver, Colorado –March 5, 2012 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced its 2012 capital budget and issued guidance concerning anticipated production and costs for 2012. Resolute also provided detail on its year-end 2011 reserves and production.

“In 2011 we made important progress towards strengthening our asset structure for future growth in crude oil production and reserves, as we continued to diversify our property portfolio and make investments in our foundation asset,” said Nicholas J. Sutton, Chairman of the Board of Directors and Chief Executive Officer of Resolute. “Our strong balance sheet, high cash margins and liquidity give us the financial flexibility and resources to execute our growth plan.

“We will continue to expand our CO2 tertiary recovery project in Aneth Field where we expect a growing response to the ongoing CO2 flood in 2012 and over the next several years. We expect to substantially complete CO2 infrastructure build out in the Aneth Unit Phase 4 area and begin injecting CO2 so we can continue connecting and conforming wells in that area. In the McElmo Creek Unit, we will add more injectors into the prolific Desert Creek IIC zone. In addition, we will commence the advance preparation and initial investment in facilities that will connect the McElmo Creek Unit recycled CO2 gas to the recently installed Aneth central compression station. This project, when completed, will allow us to extract condensate, and ultimately natural gas and liquids, from the hydrocarbon-rich McElmo Creek Unit recycle gas stream.

“In Wyoming, production from the Muddy formation in our Hilight Field located in the Powder River Basin is performing as expected and requires very little capital. Beyond this, however, we have a rich set of high potential opportunities in both the Powder River Basin, where we own 45,000 acres (all held by production), and in the Big Horn Basin where we now own approximately 79,000 net acres. In Hilight Field, we have horizontal drilling opportunities in the low-risk Turner formation, which is being successfully developed immediately adjacent to our leasehold, and in the Mowry formation, which we have established as productive with our nine well recompletion program. A 110 square mile 3D seismic survey has been shot and is currently in processing. The seismic, when fully interpreted, will be incorporated into our extensive log and core database to help us evaluate the most efficient way to move forward on our prospective acreage. In the Big Horn Basin we have established oil and gas production from a vertical Mowry recompletion and have recently completed a Mowry horizontal well from which we are awaiting results.

“In the Permian Basin we will deploy capital in our vertical Wolfbone program in Reeves County and in our Wolfberry program in Howard and Martin counties. In 2011, we drilled and completed five Wolfbone wells and had an exit rate of 374 equivalent barrels of oil (“Boe”) net to Resolute. We are currently drilling in Reeves County with two rigs. We intend to drill and complete approximately 21 gross (10.7 net) wells in 2012 and expect the program to show continued improvement with additional completion optimization. We also intend to add a rig to drill four gross (four net) PUD locations in our low risk, high return Wolfberry program.

“We will also continue our North Dakota Bakken drilling program with our operating partner GeoResources, Inc. (NASDAQ: GEOI). We plan to drill 24 to 28 gross (five to six net) wells in this area during 2012, which will further increase oil production volumes. As of year-end, 9.0 gross (2.8 net) wells had been completed and had an exit rate of 368 Boe net to Resolute. Several additional wells were brought online in January further increasing production. We are very pleased with this program as drilling efficiencies continue to improve and costs come down, as evidenced by the fact that the most recent ten AFEs were less than $8 million dollars. We continue to see further upside in this area, including down spacing in the Bakken and the potential for production from the Three Forks formation. In the Paris project in McKenzie County, we will finish the delayed completion of the Forest USA 14-2H well and assess the results of our drilling in that area. Based on the results of nearby wells offsetting our acreage, we are gaining confidence that our 8,650 net acres in this area will have very attractive economics. Resolute assumed the role of operator in this area January 2012.”

2012 Capital Budget and Guidance

The following guidance is subject in its entirety to all the cautionary statements and qualifications described below and under the caption “Forward-Looking Statements.”

Capital Expenditures

Resolute expects to invest between $180 and $190 million in 2012 for its base development activities. Approximately 65% of the base capital budget is targeted for drilling and completion activities; 27% for infrastructure, facilities and well work in support of the expansion of CO2 flood projects in Aneth; and 8% for the purchase of CO2.

The Company intends to fund the 2012 capital program from cash flow generated from operations and borrowings on Resolute’s revolving credit line, which had an unused borrowing base of $157 million as of year-end 2011. If the Company decides to accelerate activities, they may be funded in part through joint venture arrangements or capital markets transactions.

The Company has strong liquidity, thus capital outside the base development budget could be available for acquisitions and for activities on its high-potential inventory including its Turner, Niobrara and Mowry projects in Wyoming and its Paris drilling project in North Dakota. Whether any one or more of these activities are pursued during 2012 will depend on further scientific work, including interpretation of the Powder River Basin 3D dataset and well results, both by Resolute and other companies operating in these areas.

Resolute will evaluate its capital expenditures in relation to its cash flow and may adjust its activity and capital spending levels based on changes in commodity prices, the cost of goods and services, production results and other considerations.

Production

The Company estimates that full-year production for 2012 will be approximately 3.25 to 3.45 million Boe (“MMBoe”). The midpoint of 2012 production guidance represents a 15% increase from full-year 2011 production of 2.92 MMBoe. On a revenue weighted basis, approximately 96% of Resolute’s production is expected to come from sales of oil and natural gas liquids (“NGL”), while on a volume weighted basis, approximately 87% is expected to be attributed to oil and NGL.

Lease Operating Expense

Resolute projects annual cash lease operating expenses (“LOE”) for 2012 to be between $60 million and $65 million. Higher production contributions from lower-cost operations in the Bakken area and the Permian Basin contribute to an LOE forecast that is lower on a unit basis than that achieved during 2011. Production taxes are expected to be 13.5% to 14.5% of 2012 production revenue, consistent with prior years.

General & Administrative Expense

Resolute anticipates that annual general and administrative expense for 2012 will be between $14 million and $17 million, excluding non-cash stock-based compensation expense.

Depletion, Depreciation and Amortization

Resolute anticipates that its DD&A rate for 2012 will be approximately $20.00 to $21.00 per Boe of production.

The following table summarizes Resolute’s current financial and operational estimates for the full year 2012.

September 30,
Range
Projected 2012 total production (MBoe)	3,250 – 3,450
Boe per day	8,880 – 9,426
On a revenue-basis:
Revenue from oil	90%
Revenue from oil and NGL	96%
On a volume-weighted basis:
Volume from oil	78%
Volume from oil and NGL	87%

Projected 2012 costs
Lease Operating Expense ($ million)	$60 – $65
General & Administrative ($ million)	$14 – $17
Production and related taxes (% of production revenue)	13.5% –14.5%
Depletion, depreciation and amortization ($ per Boe)	$20.00 – $21.00

Projected 2012 capital expenditures ($ million)	$180 – $190
Core producing assets	$62 – $66
Bakken	$54 – $56
Permian Basin	$59 – $62
Other	$5 – $6

Hedging Activities

Resolute has derivatives in place for 2012 covering aggregate average daily oil volumes of 4,125 barrels of oil per day (“Bopd”). Sixty seven percent of that volume (2,750 Bopd) is covered by swaps with an average strike price of $69.40 and the remaining volumes (1,375 Bopd) are covered by collars with an average floor of $71.64 and an average cap of $102.45 per barrel. A NYMEX weighted average price of $90.00 per barrel would yield a weighted average price to the Company of $76.27 per barrel. The Company also has in place swaps covering daily gas volumes of 2,100 million British thermal units (MMBtu) per day at NYMEX weighted average prices of $7.42 per MMBtu, and 2,800 MMBtu per day of Wyoming basis gas hedges at $1.56 per MMBtu. These derivatives provide price protection on approximately 50% at the midpoint of 2012 oil production guidance and 40% at the midpoint of 2012 gas production guidance.

Year-End 2011 Proved Reserves

At December 31, 2011, Resolute’s estimated proved reserves totaled 64.80 MMBoe, essentially equivalent to year-end 2010 proved reserves of 64.67 MMBoe. Approximately 82% of the Company’s 2011 year-end proved reserves were classified as crude oil and 43% were undeveloped.

In 2011, the Company added approximately 7.60 MMBoe of proved reserves from operational activities and reserve acquisitions. This was offset by production of 2.92 MMBoe, divestitures of 0.29 MMBoe and downward revisions in reserves totaling 4.25 MMBoe, for a net reserve gain of 0.13 MMBoe. The downward revisions were comprised of: (1) an elimination from the proved category of certain gas infill wells in Hilight Field, (2) a decrease in reserves attributable to the future Aneth membrane plant due to operational and timing considerations and (3) the decision to plug and abandon coalbed methane wells in Hilight Field. All three of these revisions were substantially influenced by the current low product price environment for natural gas.

The present value of the Company’s estimated future net revenues from proved reserves, excluding income taxes (a non-GAAP financial measure), was estimated to be $1.14 billion as of December 31, 2011, using Securities and Exchange Commission pricing guidelines for year-end 2011 discounted at 10% (“PV10”). The year-end pricing used in calculating the present value averaged $89.95 per barrel of oil and $3.411 per thousand cubic feet of natural gas (as adjusted for differentials and natural gas liquids content, and excluding the impact of existing hedges).

Mr. Sutton said: “Our year-end reserves were as expected, and in 2011 we replaced 260% of our production, primarily through the drill bit. During 2011, our efforts in Aneth Field focused on well work and construction of major facilities to support production growth. Nearly all of the $56 million of capital spent in Aneth Field was spent developing production from reserves that are already categorized as proved. This included $45 million spent on facilities and well work and $16 million for CO2. In Aneth Field we migrated 1.6 MMBoe from Proved Undeveloped to Proved Developed Non-Producing reserves and 0.9 MMBoe from Proved Developed Non-Producing category to the Proved Developed Producing category.

“The Company also spent approximately $34 million acquiring acreage and drilling five oil wells in Reeves County, Texas. We believe that this will be a high production and reserve growth area for Resolute. However, at year-end we were not able to book material reserves in this area because gas gathering infrastructure was not then in place. We expect these facilities to be constructed and operational in the second quarter. While these factors and the downward revisions caused our SEC booked reserves to remain flat, our reserve potential increased significantly with the addition of the Reeves County project.

“We are pleased with the capital investments we made in 2011 and are confident that our balanced portfolio of oil projects will fuel substantial production and reserve growth in 2012.”

Raymond James Conference

Resolute will present at the Raymond James 33rd Annual Institutional Investors Conference at the JW Marriott Grande Lakes in Orlando, Florida, on Tuesday, March 6, 2012, at 7:30 am ET. The Company will be represented by James M. Piccone, Resolute’s President, and HB Juengling, Resolute’s Vice President – Investor Relations.

Q4 and Full Year 2011 Earnings Announcement

Resolute will host an investor call on March 12, 2012, at 4:30 PM ET. To participate in the call please dial (877) 491-0104 from the United States, or (949) 484-0323 from outside the U.S. The conference call I.D. number is 57969640. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through March 14, 2012, by dialing (855) 859-2056 or (404) 537-3406 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 57969640.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2012; future production and reserve growth; the progress of Aneth CO2 flood projects; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; the construction and commissioning of gas gathering and compression facilities in our Reeves County, Texas, operations; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing and prospectivity of our Bakken, Mowry, Turner, Niobrara and Permian acreage; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale, and Turner and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A.—Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, the Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn Basin of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com